Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8), dated July 2, 2021, pertaining to the 2013 Amended and Restated Stock Performance Plan, the 2021 Equity Incentive Plan and the 2021 Employee Stock Purchase Plan of Acumen Pharmaceuticals, Inc. of our report dated April 9, 2021 (except for Note 10 as to which the date is June 23, 2021), with respect to the financial statements of Acumen Pharmaceuticals, Inc. included in Amendment No. 1 to the Registration Statement (Form S-1 No. 333-256945) and related Prospectus of Acumen Pharmaceuticals, Inc. filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Tysons, Virginia

June 29, 2021